1 Langeloth and Molybdenum Market Overview

2 Incidence Recordable Rate (AIRR)1 2010 – 2014 YTD 7.4 0.6 1.7 2.3 4.5 2.6 2.3 1.3 2.5 3.4 6.3 6.1 6.2 2.9 2010 2011 2012 2013 YTD 2014 Langeloth Total Company Primary Metals Manufacturing 1 Includes lost time and reportable incidents. 2

Annual molybdenum roasting capacity 36 Million lbs MoS2 + O2  1100◦ F  MoO3 + SO2 Molybdenite Concentrate Molybdic Tech Oxide 600 ◦ C Molybdenum Roasting

4 Ferromolybdenum Products 9+ Million lbs / Year

5 5+ Million lbs / year Briquette Production

6 Pure Sublimed Oxide 3 Million lbs / year MoO3 + O2 63% 2100°F 1150°C MoO3 + Metal 66.53% Pure Oxide Production

Sulfuric Acid Plant – 72,000 tons per year

1st Half 2014 Full Year Total Actual Projected Capacity Mo Roasted Conc (m lbs) 18.7 35.3 36 FerroMoly (m lbs) 4.9 9.1 9+ Briquettes (m lbs) 2.8 5.9 5+ Pure Moly Oxide (m lbs) 1.3 2.7 3 Sulfuric Acid (Tons) 36,900 69,650 70,900 2014 YTD Performance thru June

Molybdenum Market Million pounds Mo 2014 Non Chinese Mo Production 380 Up 8% from 2013 China Net Trade 22 Up 24% from 2013 Supply Ex-China 402 up 32m lbs or 8.7% from 2013 Metals Week YTD July Price $11.99 $9.52 in ‘13, a 26% increase to ‘14 MW Price as of Aug 13 $13.05 $9.25 in ’13, a 41% increase to ‘14  Market is very tight during seasonally slow period  At the start of 2015 Thompson Creek Mine will reduce annual supply by 18 million lbs  With the current low inventory levels the Sierra Gorda start-up is not weighing on the market  High levels of production (40m+ lbs) from Sierra Gorda likely will be price disruptive  The key to market pricing will be the China primary production response to low cost supply expansion